UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
INTEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Employee
 Bulletin

          For Internal Use Only
           Published by Worldwide Employee Communications

May 9, 2003

A note from Craig Barrett requesting your action by May 20

Your vote is important for this year's Annual Meeting

"This year's Annual Stockholders' Meeting on May 21 includes a proposal requiring Intel to expense stock options. I know many of you are familiar with the debate on accounting methods for stock options. Intel has taken a prominent position opposing the proposal to expense stock options. As a result, we strongly urge you to vote AGAINST this proposal.

"We are strongly opposed to the mandated use of expensing, which we believe is a deeply flawed method of accounting that will affect the accuracy and clarity of our financial reporting and that has the potential for causing real economic harm to Intel, our employees, and our stockholders. Moreover, we are also leaders in providing stock options to our employees and would like to continue this practice. Expensing options would make it much more difficult to do so.

"You have the power of the vote. I am personally urging you to go out and vote "AGAINST' on the proposal to expense stock options.

"Thank you."

Craig R. Barrett
Intel CEO

Voting instructions

Related links
2003 Proxy Statement
Andy Grove against expensing
Craig Barrett: Wall Street Journal